                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                   BURNS INTERNATIONAL SERVICES CORPORATION

                                      AT

                             $21.50 NET PER SHARE

                                      BY

                       SECURITAS ACQUISITION CORPORATION
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                 SECURITAS AB


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON SEPTEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED.


  A summary of the principal terms of the Offer appears on pages (ii) through
(v). You should read this entire document carefully before deciding whether to tender your Shares.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               [LOGO] MACKENZIE
                                PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                      or

                         Call Toll Free (800) 322-2885

August 7, 2000

                               TABLE OF CONTENTS

Summary of the Offer.......................................................  ii

Introduction...............................................................   1

The Offer..................................................................   5
   1. Terms of the Offer...................................................   5
   2. Acceptance for Payment and Payment for Shares........................   6
   3. Procedures for Tendering Shares......................................   7
   4. Withdrawal Rights....................................................  10
   5. Certain U.S. Federal Income Tax Consequences.........................  10
   6. Price Range of the Shares; Dividends.................................  11
   7. Effect of the Offer on the Market for the Shares; Stock Listing;
      Exchange Act Registration; Margin Regulations........................  12
   8. Certain Information Concerning the Company...........................  13
   9. Certain Information Concerning Purchaser and Securitas...............  15
  10. Source and Amount of Funds...........................................  17
  11. Background of the Offer; Purpose of the Offer and the Merger; the
      Merger Agreement and Certain Other Agreements........................  19
  12. Plans for the Company; Other Matters.................................  35
  13. Dividends and Distributions..........................................  37
  14. Conditions to the Offer..............................................  37
  15. Certain Legal Matters................................................  38
  16. Fees and Expenses....................................................  41
  17. Miscellaneous........................................................  41

Schedule I--Information Concerning Directors and Executive Officers of Purchaser and Securitas AB

                              SUMMARY OF THE OFFER

  Purchaser, Securities Acquisition Corporation, is offering to purchase all of the issued and outstanding shares of the company's common stock, including the associated rights to purchase Series A Participating Cumulative Preferred Stock, for $21.50 per share in cash. The following is a summary of the material terms of our offer. The items in this summary are described in more detail elsewhere in this Offer to Purchase and the other tender offer documents delivered to you. This summary provides an overview of selected information and does not contain all of the information you should consider. To make a decision with respect to this offer, you should also read the more detailed information set out in this Offer to Purchase and the other tender offer documents delivered to you. We have included additional information regarding our offer in our Schedule TO, with attached exhibits, that we filed with the Securities and Exchange Commission on August 7, 2000. References in this summary to "we", "our", and "ours" refer to the purchaser, Securitas Acquisition Corporation, and references to "you", "your" and "yours" refer to stockholders of Burns International Services Corporation.

The Purchaser

  We, Securitas Acquisition Corporation, are a Delaware corporation formed for the purpose of making a tender offer for all issued and outstanding common stock of Burns International Services Corporation and have carried on no activities other than in connection with the Offer to Purchase and we are an indirect wholly-owned subsidiary of Securitas AB, a joint stock company organized under the laws of Sweden. For more information about us, see Section 9 of this Offer to Purchase starting at p. 15.

The Offer

  We are offering to purchase for cash all issued and outstanding shares of common stock, par value $.01 per share of Burns International Services Corporation, including the associated rights to purchase Series A Participating Cumulative Preferred Stock, for $21.50 per share.

  For more information about the offer, see Section 1 of our Offer to Purchase starting at p. 5.

The Merger

  Our offer is being made pursuant to the terms of a merger agreement entered into by us, Securitas AB and Burns International Services Corporation on August 3, 2000.

  Under the merger agreement, if the minimum condition to our offer is satisfied (see "Conditions to the Offer" below and "Section 14--Conditions to the Offer" starting on p. 37 of the Offer to Purchase), but we do not acquire all of the shares of common stock of Burns International Services Corporation in the Offer, Burns International Services Corporation will be merged with us. This merger will ordinarily require the prior approval of those stockholders of Burns International Services Corporation entitled to vote at a meeting called for that purpose. However, if we acquire at least 90% of the shares of common stock in the offer, we can complete this merger without a meeting or otherwise seeking your approval. For more information about the merger, see Section 12 of this Offer to Purchase starting on p. 35.

Recommendation of your Board of Directors

  Your Board of Directors has approved our offer, the merger and the merger agreement by the unanimous vote of all directors present at the board meeting held on August 2, 2000 and has determined that the terms of our offer and the merger are fair to you and in your best interests. Your Board of Directors has recommended that you accept our offer and tender your shares. This recommendation and other background information are contained in the Solicitation/Recommendation Statement of Burns International Services Corporation simultaneously delivered to you with this Offer to Purchase and included as part of the Schedule 14D-9 filed by Burns International Services Corporation with the Securities and Exchange Commission on August 7, 2000.

Fairness Opinion

  Credit Suisse First Boston Corporation, Burns International Services Corporation's financial advisor, has delivered to your Board of Directors an opinion, dated as of August 3, 2000, that the per share offer price is fair to you from a financial point of view.

  For more information about the background of our offer, see Section 11 of this Offer to Purchase starting on p. 19.

How We Intend to Fund the Offer

  We expect to receive the funds necessary to pay you for your shares from our parent, Securitas AB. Securitas AB intends to obtain such funds from an unsecured revolving credit facility provided by Deutsche Bank AG, Deutsche Bank Luxembourg S.A., and the financial institutions party thereto.

  For more information regarding the funding of our offer, see Section 10 of this Offer to Purchase starting on p. 17.

When You Must Tender

  You have until at least midnight, New York City time, on Friday, September 1, 2000 to tender your shares in the offer, that is twenty (20) business days from the date of the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Sections 1 starting on p. 5 and 3 starting on p. 7 of this Offer to Purchase.

Extension of the Offer

  Please note, however, that we may extend our offer without the prior consent of Burns International Services Corporation in the following circumstances:

  . If, at the expiration date, any of the conditions to our obligations to accept shares for payment are not satisfied or waived, until that time as those conditions are satisfied or waived; provided however, that the expiration date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company; and

  . For any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to our offer in connection with an increase in the consideration to be paid pursuant to the Offer.

If we decide to extend our offer, we will make a public announcement no later than 9:00 a.m., New York City time, on Tuesday, September 5, 2000.

  For more information regarding the extension of our offer, see Section 1 of this Offer to Purchase starting on p. 5.

Subsequent Offering Period

  We may also decide to provide after the expiration date, a subsequent offering period of three (3) business days to twenty (20) business days. If we elect to provide a subsequent offering period, we will immediately accept and promptly pay for all shares of common stock as they are tendered during that period, offering the same consideration offered by us during the initial offering period. No withdrawal rights will apply during this subsequent offering period. For more information regarding a subsequent offering period, see Sections 1 starting on p. 5 and 3 starting on p. 7 of this Offer to Purchase.

How You Tender Your Shares

  To validly tender your shares, The Bank of New York, the depositary for our offer, must receive, prior to 12:00 midnight, New York City time, on Friday, September 1, 2000, either:

  . a properly completed and signed letter of transmittal (or facsimile of the letter of transmittal), together with any required signature guarantees, the original share certificates evidencing your shares and all other documents required by the letter of transmittal; or

  . in the case of a book-entry transfer of common stock, an agent's message confirming that book-entry transfer of common stock.

  Alternatively, to validly tender your shares, you may comply with the guaranteed delivery procedure set forth in our Offer to Purchase. For more information regarding the procedure for tendering shares, see Section 3 of this Offer to Purchase starting on p. 7.

How to Withdraw your Tender

  After you have tendered your shares, you may decide to withdraw your shares. In order to withdraw your previously tendered shares, our depositary must receive, at any time prior to 12:00 midnight, New York City time on Friday, September 1, 2000, a written or facsimile transmission notice of withdrawal from you that specifies:

  .  the name of the person that tendered the shares to be withdrawn;

  .  the number of shares to be withdrawn; and

  . the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

  If you delivered or otherwise identified to the depositary, certificates for shares, or have tendered shares pursuant to book-entry transfer procedures, you must follow some additional procedures in order to properly withdraw previously tendered shares.

  No withdrawal rights will apply during any subsequent offering period that we may elect to provide. For more information regarding a subsequent offering period, see Sections 1 starting on p. 5 and 3 starting on p. 7 of this Offer to Purchase.

  We will determine, in our sole discretion, all questions regarding the form and validity of any notices of withdrawal. Our determination will be final and binding. For more information regarding your withdrawal rights, see Section 14 of this Offer to Purchase starting on p. 37.

Conditions to the Offer

  Our offer is subject to the terms and conditions set forth in this Offer to Purchase. The most significant conditions to our offer are:

  . there must be validly tendered and not withdrawn prior to the expiration date that number of shares of Burns International Services Corporation that would constitute at least a majority of the:

    -- shares of common stock, including the associated rights, outstanding
       (determined as of the date of the expiration of our offer on a fully diluted basis).

  . there must not be any governmental action, statute, rule, regulation, judgment or order or injunction:

    -- that restrains or prohibits the making or completion of our offer or the merger of us with and into Burns International Services Corporation; or

    -- otherwise materially limiting our or Securitas' ability to own or control Burns International Services Corporation or the shares or assets of Burns International Services Corporation in a manner that is material to our business and the businesses of our subsidiaries and Burns International Services Corporation and its subsidiaries taken as a whole;

  . there must not be any events since the commencement of our offer that has or have had individually, or in the aggregate, a material adverse effect on Burns International Services Corporation, excluding any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from the merger agreement or the transactions contemplated thereby or the announcement thereof;

  . all representations and warranties of Burns International Services Corporation set forth in the merger agreement must be materially true and correct;

  . Burns International Services Corporation must have performed or complied in all material respects with all of its material obligations, agreements and covenants provided in the merger agreement;

  .  the merger agreement must not have been terminated;

  . your board of directors must not withdraw, modify or change its recommendation in favor of our offer, the merger agreement, and the merger of us with and into Burns International Services Corporation, in a manner adverse to us or Securitas or recommend certain other acquisition proposals; and

  . no entity, other than us or our affiliates, has acquired 25% or more of the Common Stock of Burns International Services Corporation.

  For more information regarding the conditions to our offer, see, in particular, Section 14 of this Offer to Purchase starting on p. 37.

Current Market for the Common Stock

  The shares of common stock are traded on the New York Stock Exchange. On August 2, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales price per share of common stock as reported on the NYSE was $13.25 per share. On August 4, 2000, the last full trading day prior to the commencement of our offer, the closing sales price per share of common stock, as reported on the NYSE, was $21.19. We advise you to obtain a current quotation for the shares of common stock in deciding whether to tender your shares.

  If you decide not to tender your shares of Burns International Services Corporation, our offer could adversely affect the liquidity and market value of those shares. See "Consequences of Our Offer" below and Section 7 of this Offer to Purchase starting on p. 12.

  For more information about trading of Burns International Services Corporation common stock, see Section 6 of this Offer to Purchase starting on
p. 11.

Consequences of Our Offer

  Our purchase of shares of common stock pursuant to our offer will reduce the number of holders of these shares and the number of shares that might otherwise trade publicly. After the completion of our offer, the common stock may no longer qualify for listing on the New York Stock Exchange. If the common stock no longer meets the requirements for continued listing on the New York Stock Exchange, the market for your shares could be adversely affected. See Section 7 of this Offer to Purchase starting on p. 12.

  We intend to seek to cause Burns International Services Corporation to apply for termination of registration of its common stock under the Securities Exchange Act of 1934 as soon after the completion of our offer as the requirements for that termination are met, that is, if there are fewer than 300 holders of common stock and the common stock is not listed on a national securities exchange. See Section 7 of this Offer to Purchase starting on p. 12.

Who to Contact

  If you have questions about our offer, you may contact MacKenzie Partners, Inc., the information agent for our offer, at 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 (Call Collect) or call toll-free (800) 322-2885. See the back cover of this Offer to Purchase for information regarding the information agent.

To All holders of Common Stock of Burns International Services Corporation:

                                 INTRODUCTION

  Securitas Acquisition Corporation, a Delaware corporation ("Purchaser"), is offering to purchase all issued and outstanding shares of Common Stock, par value $.01 per share (the "Company Common Stock") including the associated rights to purchase Series A Participating Cumulative Preferred Stock, issued under the Rights Agreement (as defined below) (the "Rights" and together with the Company Common Stock, the "Shares") of Burns International Services Corporation, a Delaware corporation (the "Company"), at a price of $21.50 per Share or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

  Purchaser was formed in connection with the Offer and the transactions contemplated thereby. Purchaser is an indirect wholly owned subsidiary of Securitas AB, a joint stock company organized under the laws of Sweden ("Securitas"). For information concerning Purchaser and Securitas, see Section 9 and Schedule I.

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders of the Company (the "Stockholders") who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees to a Stockholder for tendering such Stockholder's shares pursuant to the Offer. Purchaser will pay all fees and expenses of The Bank of New York which is acting as the Depositary (in such capacity, the "Depositary"), and Mackenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See Section 16.

  The Board of Directors of the Company by unanimous vote of all directors present at a meeting held on August 2, 2000 approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

  Credit Suisse First Boston Corporation ("CFSB"), exclusive financial advisor to the Company, has delivered to the Board of Directors its written opinion, dated as of August 2, 2000 (subsequently confirmed by delivery of a written opinion dated August 3, 2000 (the "Financial Advisor Opinion")), to the effect that, as of such date and based upon and subject to certain assumptions, matters and limitations stated therein, the price per share, in cash, to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as exhibit (a)(2) to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Condition"). The Offer also is subject to the other conditions set forth in this Offer to Purchase. See
Section 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise or conversion of all outstanding options and other rights and securities exercisable into Shares. The Company has represented and warranted to Purchaser that, as of August 3, 2000, there were 19,948,884 Shares issued and outstanding, and 2,218,187 Shares issuable pursuant to the exercise of outstanding options and other rights to purchase or acquire Shares ("Options"). The Merger Agreement provides, among other things, that the Company will not, except as expressly contemplated by the Merger Agreement or as set forth therein, issue any additional Shares (other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement). See Section 11. Based on the foregoing and assuming the issuance of 2,218,187 Shares issuable upon the exercise of outstanding Options, Purchaser believes that the Minimum Condition will be satisfied if approximately 11,305,200 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below).

  As an inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, the Company entered into a stock option agreement with Securitas, dated as of August 3, 2000 (the "Stock Option Agreement"), pursuant to which, among other things, the Company has granted Securitas an option to purchase up to the number of shares of Company Common Stock which represents 19.9% of all shares of Company Common Stock which are issued and outstanding immediately prior to the exercise of the option at $21.50 per share (the "Company Option"). The Company Option can be exercised only under certain circumstances described herein. See Section 11.

  As an additional inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, fifteen (15) of the Company's directors and officers, who beneficially own 906,396 Shares in the aggregate, entered into a Stockholders' Agreement, dated as of August 3, 2000 (the "Stockholders' Agreement"), with Securitas and Purchaser. Pursuant to the Stockholders' Agreement, each such stockholder has, among other things, agreed to tender his or her Shares in the Offer, granted to Securitas a proxy with respect to the voting of such Shares and granted to Securitas an option to purchase such Shares. See Section 11.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 3, 2000 (the "Merger Agreement"), by and between the Company, Securitas and Purchaser. Pursuant to the Merger Agreement and the Delaware General Corporation Law ("Delaware Law"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately before the Effective Time other than any Shares (i) held in the treasury of the Company and each Share owned by Securitas or any direct or indirect wholly owned subsidiary of Securitas or of the Company immediately before the Effective Time or (ii) held by a holder who has demanded and perfected such holder's demand for appraisal of such holder's Shares in accordance with Delaware Law and as of the Effective Time has neither effectively withdrawn nor lost such holder's right to such appraisal, will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder, without interest, upon the surrender of the certificate representing such Share. The Merger Agreement is more fully described in Section 11.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Securitas is entitled to designate such number of directors, rounded up to the nearest whole number, on the Board of Directors as will give Securitas representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Securitas or any affiliate of Securitas bears to the number of Shares outstanding; provided, that Securitas shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the shares of Company Common Stock outstanding. At each such time, the Company will cause (i) each committee of the Board of Directors, (ii) if requested by Securitas, the board of directors of each of the Subsidiaries and
(iii) if requested by Securitas, each committee of such board, to include persons designated by Securitas constituting the same percentage of each such committee or board as Securitas' designees constitute on the Board of Directors. The Company will, upon request by Securitas, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable

Securitas' designees to be elected to the Board of Directors in accordance with the terms of the Merger Agreement and will use its best efforts to cause Securitas' designees to be so elected. In the event that Securitas' designees are appointed or elected to the Board of Directors, until the Effective Time
(x) John A. Edwardson may continue to serve as a director of the Company and
(y) the Board of Directors shall have at least three (3) directors who were directors on August 3, 2000 and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Securitas (such directors, the "Independent Directors"). Following the time directors designated by Securitas constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for certain actions, specifically described in the Merger Agreement, related to the Offer, Merger and the Merger Agreement. See Section 11.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law, the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") or the Company's Bylaws (the "Bylaws"). See
Section 11. Under applicable Delaware Law and pursuant to the Restated Certificate of Incorporation and the Bylaws, the affirmative vote of the holders of a majority of the outstanding Shares is necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. See Section 12. The Merger Agreement is more fully described in Section 11.

  Under Section 253 of Delaware Law, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the Board of Directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any further approval of the Board of Directors or the stockholders of the Company. In the Merger Agreement, Securitas, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date (as defined below), Purchaser may extend the Offer up to ten (10) business days if the Shares tendered pursuant to the Offer are less than 90% of the then issued and outstanding Shares on a fully diluted basis, provided, that if Purchaser elects to extend the expiration date of the Offer as set forth in this sentence, the obligation of Purchaser, and of Securitas to cause Purchaser, to accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in paragraph (a) of Section 14 of this Offer to Purchase; and provided, further, that the Expiration Date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company. Securitas and Purchaser have agreed that if all of the conditions to the Offer are not satisfied on any scheduled expiration date, then, if all such conditions are reasonably capable of being satisfied prior to February 28, 2001, Purchaser will extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived; provided, however, that Purchaser will not be required to, and shall not without the consent of the Company, extend the Offer beyond February 28, 2001. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer (whether or not extended), Purchaser may seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold with respect to the Shares, thus enabling it to employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Per Share Amount. Purchaser presently intends to effect a short-form merger, if permitted to do so under Delaware Law, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

  The Company has distributed one Right for each outstanding share of Company Common Stock pursuant to the Rights Agreement, dated as of October 29, 1999, by and between the Company and The Bank of New York, as rights agent (the "Rights Agreement"). The Company has represented in the Merger Agreement that the execution and delivery of the Amendment to the Rights Agreement, dated as of August 3, 2000 (the "Rights

Agreement Amendment"), by and between the Company and The Bank of New York has been duly authorized and executed by the Company, and as a result of such amendment, (a) neither the Merger Agreement, the Stock Option Agreement or the Stockholders' Agreement nor any of the transactions contemplated thereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof and (b) the Rights will automatically on and as of the Effective Time be void and of no further force or effect.

  This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

                                   THE OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on September 1, 2000, unless and until Securitas or Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Securitas or Purchaser, expires. The Merger Agreement provides that if at the expiration date of the Offer, the conditions to the Offer are not satisfied or earlier waived, Securitas may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Securitas becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, however, that the expiration date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company. Securitas and Purchaser have also agreed that if the conditions to the Offer are not satisfied on any scheduled expiration date, then, if all such conditions are reasonably capable of being satisfied prior to February 28, 2001, Purchaser will extend the Offer from time to time (each extension not to exceed ten (10) business days after the previously scheduled expiration date) until such conditions are satisfied or waived; provided, however, that Purchaser shall not be required to, and shall not without the consent of the Company, extend the Offer beyond February 28, 2001.

  According to the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including applicable rules and regulations of the SEC relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition is not satisfied, or (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares certain events shall occur or be continuing or certain conditions exist (as described in Section 14). The Merger Agreement provides that without the prior written consent of the Company, Securitas will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer, (v) amend any one or more of the conditions listed in Section 14 to broaden the scope of such condition or conditions or otherwise in any manner adverse to the holders of Shares or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares.

  Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. However, if on such Expiration Date, the conditions for the Offer are satisfied or earlier waived but the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer represents less than 90% of the then issued and outstanding Shares on a fully diluted basis, Purchaser may, without the consent of the Company, extend the Expiration Date for up to ten (10) business days, provided, that if Purchaser elects to extend the expiration date of the Offer as set forth in this sentence, the obligation of Purchaser, and of Securitas to cause Purchaser, to accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in paragraph (a) of Section 14 of this Offer to Purchase. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934 (the "Exchange Act").

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with

Rules 14d-4(d), 14d-6(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

  Under no circumstances will interest be paid on the per share amount, regardless of any extension of the Offer or any delay in making such payment.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The SEC has stated that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. As such, the requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of all Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

  Under no circumstances will interest be paid on the per share amount, regardless of any extension of the Offer or any delay in making such payment.

  Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

  Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered Holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  (i)  such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after August 3, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute deems in his sole discretion, proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement,

Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. Withdrawal Rights

  Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Consequences

  The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the United States federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under Delaware Law, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum federal tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

  Holders who receive cash pursuant to the exercise of appraisal rights with respect to their shares generally will be subject to the same treatment as that described above for Holders who receive cash for shares pursuant to the Offer or Merger.

  The federal income tax discussion set forth above is included for general information only. Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

6. Price Range of the Shares; Dividends

  The Company's Common Stock is traded on the NYSE under the symbol "BOR". The following table sets forth, for each of the fiscal quarters during 1998 and 1999, the high and low reported closing sales price per Share for the Company Common Stock based on the Company's Annual Report to Shareholders for the year ended December 31, 1999 and as reported publicly thereafter for the first three quarters of fiscal 2000. The Company has neither paid nor declared any cash dividends on its Common Stock during the last two years. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares.

                                                               Common stock
                                                            -------------------
                                                              High       Low
                                                            --------- ---------
1998
  First Quarter............................................ $ 19 7/16 $ 15 5/16
  Second Quarter........................................... $ 24 3/4  $ 17 7/8
  Third Quarter............................................ $ 23 1/16 $ 13 1/4
  Fourth Quarter........................................... $ 20 1/16 $ 13 1/16
1999
  First Quarter............................................ $20 11/16 $14 11/16
  Second Quarter........................................... $   22    $ 15 3/8
  Third Quarter............................................ $ 21 1/2  $12 5/16
  Fourth Quarter........................................... $16 1/16  $  8 1/4
2000
  First Quarter............................................ $12 10/16 $ 9 13/16
  Second Quarter........................................... $13 9/16  $   10
  Third Quarter (through August 4, 2000)................... $21 2/16  $ 12 9/16

  On August 2, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales price per share of Company Common Stock, as reported on the NYSE, was $13.25. On August 4, 2000, the last full trading day prior to the commencement of the Offer, the closing sales price per share of Company Common Stock, as reported on the NYSE, was $21.19.

  Stockholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations

  Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE"). After consummation of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things: (i) there were fewer than 400 stockholders, (ii) there were fewer than 1,200 stockholders and the average monthly trading volume was less than 100,000 Shares for the most recent 12 months, (iii) the number of publicly-held shares (excluding Shares held by directors, officers, or their immediate families and by any other beneficial owner of 10% or more) of the Shares were less than 600,000, (iv) the Company's total global market capitalization was less than $50 million and total stockholders' equity was less than $50 million, or (v) the Company's average global market capitalization over a consecutive 30 trading-day period was less than $15 million. If as a result of the purchase of Shares pursuant to the Offer, the Company Common Stock no longer meets the requirements of the NYSE for continued listing and the listing of such Shares is discontinued, the market for such Shares could be adversely affected. According to the Company, as of August 3, 2000, there were approximately 182 holders of record of Company Common Stock and, as of August 3, 2000, there were 19,948,884 shares of Company Common Stock issued and outstanding.

  If the NYSE were to delist the Shares, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares which remain publicly held at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Per Share Amount.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended

(the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements of such termination are met.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser, Securitas nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Securitas or the Information Agent.

  The Company is one of North America's largest suppliers of contract guard and related security services. The Company is a Delaware corporation with its principal executive offices at 200 South Michigan Avenue, Chicago, IL. The telephone number of the Company at such offices is (312) 322-8500 .

  Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the year, ended December 31, 1999, as filed with the SEC pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth below.

                   Burns International Services Corporation

                            Selected Financial Data
                     (in millions, except per share data)

  The following table sets forth selected financial information for Burns International Services Corporation (the "Company"). The information is derived from the audited statements of the Company. The selected financial data should be read in connection with the 1999 Consolidated Financial Statements and accompanying notes.

                                                               Year Ended
                                                              December 31
                                                            -----------------
                                                              1999     1998
Statement of Operations Data                                --------  -------
                                                              (millions of
                                                            dollars, except
                                                            per share data)
Net service revenues....................................... $1,378.6  1,323.4
Earnings before interest and taxes.........................     56.2     40.4
Earnings before taxes......................................     39.8     24.9
Provisions for income taxes................................     14.6      9.8
Earnings from continuing operations........................     25.2     15.1
Earnings from continuing operations per share--basic....... $   1.16  $  0.64
Earnings from continuing operations per share--diluted..... $   1.14  $  0.64
Average common shares outstanding--basic (in thousands)....   21,634   23,575
Average common shares and equivalents outstanding--diluted
 (in thousands)............................................   22,002   23,958
Balance Sheet Data
(at end of year)
Total assets............................................... $  343.7  $ 431.9
Balance sheet debt.........................................    137.2    126.7
Cash and cash equivalents available........................    (10.4)  (105.7)
                                                            --------  -------
Net balance sheet debt.....................................    126.8     21.0
Accounts receivable sold, net..............................    115.0     82.4
Shareholders' equity.......................................     30.7     96.9

  Certain Financial Projections (Unaudited). In the course of discussions between representatives of the Company and Securitas and Purchaser (Securitas and Purchaser together, the "Recipients"), the Company provided the Recipients' representatives with certain projections of the future operating performance of the Company and its subsidiaries prepared by the Company's management for fiscal year 2000 (the "Plan Projections"). Relevant portions of such information have been set forth below for the limited purpose of giving stockholders access to projections by the Company's management that were available for review by the Recipients in connection with the Offer.

  The projected financial information set forth below necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or Recipients' control, and does not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Company or any other person who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Company, the Recipients or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and the Company has made no representations to the Recipients regarding such information.

                                 2000 FORECAST
                                 ($ Millions)

                                                                  Full Year 2000
                                                                  --------------
   Total Revenue.................................................   $1,474.437
   Total Business Unit Operating Income..........................   $   89.716
   Earnings Before Interest, Taxes and Purchase Accounting.......   $   65.164
   Net Income....................................................   $   26.553
   Earnings Per Share............................................   $    1.322

  Cautionary Statement Concerning Forward-looking Statements. Certain matters discussed herein, including without limitation, the Plan Projections, are forward-looking statements that involve risks and uncertainties. Such information has been included in this Offer to Purchase for the limited purpose of giving stockholders access to projections by the Company's management that were made available to the Recipients. Such information was prepared by the Company's management for internal use and not with a view to publication. The foregoing Plan Projections were based on assumptions concerning the Company's operations and business prospects in 2000, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Plan Projections were also based on other revenue, expense and operating assumptions. Certain of these assumptions are set forth in the immediately preceding paragraph. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Such uncertainties and contingencies include, but are not limited to: changes in the economic conditions in which the Company operates, greater than anticipated competition or price pressures, new product offerings, better or worse than expected customer growth resulting in the need to expand operations and make capital investments, and the impact of investments required to enter new markets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Plan Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts, and are included in this Offer to Purchase only because such information was made available to the Recipients by the Company. Neither the Recipients' nor the Company's independent accountants have examined or applied any agreed upon procedures to this information and the Company has made no representations to the Recipients regarding such information. Neither the Recipients nor the Company intends to provide any updated information with respect to any forward-looking statements.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60604. For further information regarding the public reference facilities, please call the SEC at 1-800-SEC-0330. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC's EDGAR System.

9. Certain Information Concerning Purchaser and Securitas

  General. Purchaser is a newly formed Delaware corporation organized solely to effect the Offer and the Merger. Purchaser has not carried on any significant activities other than in connection with the Offer and the

Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is indirectly wholly owned by Securitas.

  Securitas is the leading security company in Europe and operates in sixteen
(16) European countries. Securitas and its subsidiaries provide guard services, alarm systems, and cash in transit services for large and small companies, banks, retailers and individuals. The principal offices of Purchaser and Securitas are located at Lindhagensplan 70, P.O. Box 12307, SE-102 28 Stockholm, Sweden. The telephone number of Purchaser and Securitas at such location is 46-8-657 74 00. For certain information concerning the executive officers and directors of Purchaser and Securitas, see Schedule I.

  Selected Financial Information. Securitas' total sales for the years ended December 1998 and December 1999 were SEK 13.7 billion and SEK 25.6 billion, respectively. Using the exchange rate for Swedish Kronas into U.S. Dollars based upon the noon buying rate on August 2, 2000 for cable transfers in foreign securities as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate") the total sales for 1998 and 1999 were approximately $1.5 billion and $2.8 billion, respectively. The net income of Securitas for the years ended December 1998 and December 1999 was SEK 521.5 million and SEK 797.8 million, respectively, or approximately $56.1 million and $85.8 million, respectively, for 1998 and 1999 using the Noon Buying Rate. The Noon Buying Rate on August 2, 2000 was SEK 9.3012 per U.S. $1.00.

  Securitas prepares its financial statements in accordance with Swedish generally accepted accounting principles, which differ in certain respects from the United States generally accepted accounting principles. However, Securitas believes that such differences are not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares, since such differences would not affect the ability of Securitas to provide the necessary funds to pay for the Shares to be acquired pursuant to the Offer and the Merger. Pursuant to SEC Release No. 33-7760 ((P) 86,215), effective January 24, 2000, 64 F.R. 61408, Securitas is not required to furnish additional financial information about its financial condition where such information is not considered material, and specifically, where "(a) the considerations offered consists solely of cash; (b) the offer is not subject to any financing condition; and (d) the offer is for all outstanding securities of the subject class."

  Except as set forth in this Offer to Purchase, none of Purchaser, Securitas or their respective affiliates, nor, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on
Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser, Securitas, nor, to the best knowledge of Purchaser, Securitas or their respective affiliates, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

  Except as set forth in the following paragraph and as otherwise set forth in this Offer to Purchase, neither Purchaser nor Securitas has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Pursuant to the Stock Option Agreement, Securitas and Purchaser may be deemed to beneficially own, based on the number of shares of Company Common Stock currently outstanding, 3,969,828 shares of Company Common Stock issuable upon exercise of the Company Option. These Shares would represent approximately 19.9% of the Company Common Stock which is issued and outstanding immediately prior to the exercise of the Option, if the Option was exercisable on the date hereof. In addition, pursuant to the Stockholders' Agreement, Securitas may be deemed to beneficially own 906,396 shares of Company Common Stock deliverable upon exercise of the options granted thereunder. These Shares represent approximately 4.5% of the total currently issued and outstanding Shares. If Securitas exercised the Company Option and the options under the

Stockholders' Agreement, it would beneficially own approximately 19.6% of the shares of Company Common Stock then outstanding.

  Except as set forth in this Offer to Purchase, none of Purchaser, Securitas or their respective affiliates, nor, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on
Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, put or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Purchaser, Securitas or their respective affiliates, nor, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on Schedule I, has had, since the last two years, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules or regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since the last two years, there have been no contacts, negotiations or transactions between Purchaser, Securitas or their respective affiliates, or, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Prior to the Merger Agreement between Purchaser, Securitas and the Company, Don W. Walker, Executive Vice President of the Purchaser, was the beneficial owner of 5,000 shares of Company Common Stock. (Biographical information for Mr. Walker can be found in Schedule I of this Offer to Purchase.) The following lists each and every transaction by Mr. Walker with respect to such shares:

  Shares Purchased

  -- August 6, 1999; 1,000 shares at $16.75 per share, totaling $16,772.45

  -- October 18, 1999; 1,000 shares at $12.0625 per share, totaling
     $12,084.95

  -- November 30, 1999; 3,000 shares at $9.25 per share, totaling $27,772.45

  Shares Sold

  -- July 28, 2000; 2,000 shares at $13.19 per share, totaling $26,351.67

  -- July 31, 2000; 3,000 shares at 13.25 per share, totaling $39,726.22

  Since July 31, 2000, Mr. Walker has not been a beneficial owner of any shares of Company Common Stock or any other securities of the Company. All shares of the Company previously owned by Mr. Walker were sold through Citicorp Investment Services.

  Available Information. Neither Purchaser nor Securitas is subject to the information requirements of the Exchange Act and, accordingly, do not file reports or other information with the SEC under the Exchange Act relating to its business, financial position, results of operations or other matters. However, Purchaser and Securitas have filed a Schedule TO and exhibits thereto with the SEC in connection with the Offer and the Merger.

10. Source and Amount of Funds

  The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related expenses will be approximately $457 million. The Purchaser intends to obtain these funds by a combination of debt and equity contributions from Securitas or its subsidiaries. The consummation of the Offer and the Merger is not subject to any condition that Securitas obtain any requisite financing.

  Securitas expects to obtain the funds necessary to enable Purchaser to purchase all of the outstanding Shares and to pay related expenses from multicurrency revolving credit loans (each a "Loan") pursuant to a $800 million unsecured revolving credit facility to be provided by Deutsche Bank, as Arranger (the "Arranger"), Deutsche Bank Luxemberg S.A. Facility Agent (the "Facility Agent"), and other financial institutions party thereto (the "Banks").

  Pursuant to an executed term sheet, dated August 2, 2000, between Securitas and the Arranger (the "Term Sheet"), the Arranger has committed to grant to Securitas a multicurrency revolving credit facility under which the Arranger and other banks will make Loans in Dollars, Euros or Optional Currencies (as such terms are defined in the Term Sheet) up to an aggregate amount not to exceed $800 million (the "Facility Agreement"). The Loans will be provided to Securitas on the terms and conditions set forth in the Term Sheet, which Term Sheet serves as a binding commitment between the parties to enter into the Facility Agreement. The Loans will not be secured nor guaranteed by Securitas' subsidiaries.

  The following is a summary of certain portions of the contemplated Facility Agreement, as set forth in the Term Sheet, a copy of which has been filed with the SEC as an exhibit to the Schedule TO and may be obtained in the manner described in Section 8.

  The Term Sheet provides that the borrowings thereunder are subject to certain conditions precedent, including, among other things, (i) there not having been a material adverse change in the business or financial condition of Securitas or in the consolidated financial condition of Securitas and its subsidiaries, and (ii) the prevailing market condition until signing of the Loan Agreement.

  Interest And Interest Rates. The rate of interest for the Facility Agreement is the aggregate of (i) the LIBOR for the respective currency and for deposits of a duration comparable to the relevant interest period, and (ii) the Applicable Margin, set at 37.5 basis points per annum until Securitas obtains long-term credit rating(s) from either Moody's Investor Services and/or Standard and Poor's Ratings Group. If long term credit rating(s) is obtained, the Applicable Margin is determined as follows:

   Rating                                                      Margin
   ------                                            ---------------------------
   A+/A1 or higher.................................. 27.5 basis points per annum
   A/A2............................................. 32.5 basis points per annum
   A-/A3 or BBB+/Baa1............................... 37.5 basis points per annum
   BBB/Baa2 or lower................................ 45.0 basis points per annum

  If two ratings are assigned and those ratings are split by one notch, the higher rating will apply. If both ratings are split by more than one notch, the average rating will apply. If the average rating falls between two notches, the higher of these notches will apply.

  Securitas will repay each Loan in full on the last day of its Interest Period. "Interest Period" is (as selected by Securitas) one (1), two (2) or three (3) months or such other period as may be agreed between Securitas and the Banks for a Loan, subject to certain adjustments. Unless the Facility Agent otherwise agrees, no more than eight (8) Interest Periods of one (1) month's duration may be selected in any calendar year.

  Availability. Borrowings may be made by written notice from Securitas to the Facility Agent not later than four (4) business days before the proposed borrowing (or, in the case of Euro or USD, three (3) business days) prior written notice to the Facility Agent in minimum amounts and integral multiples of $50 million, or the remainder of the total amount of the Facility Agreement (or, if applicable the equivalent thereof in any optional currency), during the lifetime of the Facility Agreement.

  Voluntary and Mandatory Prepayment and Reduction of Commitments. Subject to certain conditions, Securitas may, by giving ten (10) days' prior notice to the Facility Agent, prepay any Loan in whole or, subject to certain other conditions, in part. Securitas must repay the Loans with the net proceeds of the proposed equity offering by Securitas. The total commitment of $800 million will be canceled automatically by an amount equal to the amount of such net proceeds.

  Maturity Date. The Facility Agreement matures on March 31, 2001, subject to an extension option until December 31, 2001, by written request of Securitas within 30 days prior to the final maturity date.

11. Background of the Offer; Purpose of the Offer and the Merger;
  The Merger Agreement and Certain Other Agreements

  Contacts with Parent; Background of the Offer. From time to time during the last several years, the Company has evaluated its position and prospects in the contract guard and related security service industry and has considered various possible strategies for increasing stockholder value, including entering into strategic alliances or combinations with potential partners.

  Management of the Company and Securitas had initial preliminary discussions in 1998 when Securitas was exploring the possibility of entering the U.S. market for security services.

  In September of 1998, Joseph Adorjan, John O'Brien and Timothy Wood met in Chicago with Thomas Berglund, President and Chief Executive Officer, and Hakan Winberg, Executive Vice President and Chief Financial Officer, of Securitas to discuss the operations of the Company and a possible acquisition by Securitas. Mr. Adorjan and Mr. Wood are former executives of the Company and Mr. O'Brien is Senior Vice President of the Company.

  On September 28, 1998, the parties entered into a confidentiality agreement which, among other things, provided for the delivery and protection of confidential and non-public information of the Company in order to allow the representatives of Securitas to evaluate the possible acquisition of the Company.

  In October of 1998, Mr. Adorjan, Mr. O'Brien and Mr. Wood visited Stockholm to continue discussions regarding a possible acquisition of the Company; however, the parties decided that such an acquisition was not advisable at that time and agreed to suspend further discussions.

  On August 4, 1999, John A. Edwardson, Chairman, President and Chief Executive Officer, Mr. O'Brien, and James F. McNulty, Vice President of the Company, had a meeting with Don W. Walker, President and Chief Executive Officer of Pinkerton Holdings, Inc. (a wholly owned subsidiary of Securitas), the purpose of which was to introduce Mr. Walker to Mr. Edwardson, Mr. O'Brien and Mr. McNulty. The parties had a general discussion about the security guard industry.

  On September 27, 1999, Mr. Edwardson, Mr. Berglund, Mr. Winberg and Mr. Walker met at the American Society for Industrial Security convention in Las Vegas, NV. During this meeting, Mr. Edwardson and Mr. Berglund were introduced to each other. Mr. Edwardson asked Mr. Berglund to discuss how Securitas approached the security guard industry and how the approaches to such industry differed in Europe and the United States.

  On May 22, 2000, Mr. Edwardson and Mr. Walker met at the Company's corporate headquarters in Chicago, Illinois. At this meeting they discussed generally issues of staff recruiting and retention and overtime costs, and discussed legislation providing access to governmental records for national criminal background checks, national training standards and best industry practices. During this discussion, the possibility of further industry consolidation was discussed.

  On June 6, 2000, Mr. Edwardson and Mr. Walker spoke by telephone and discussed general industry consolidation and the potential for future discussions regarding a merger between the two entities.

  On June 15, 2000, Mr. Edwardson, Mr. Walker and Mr. Berglund had a meeting at which Mr. Edwardson discussed his goals and objectives for, and the performance of, the Company. They also discussed the long term opportunity for growth of the Company as well as the Company's plans to increase shareholder value.

  On June 20, 2000, Mr. Edwardson and Mr. Walker met, and on July 21, Mr. Edwardson, Mr. Walker and Mr. Robert Lackey, Vice President, General Counsel and Secretary of the Company, met, and reviewed the Company's objectives for the current year as well as its year to date performance. The discussion also covered the organization of the Company, its structure and key management. They also discussed the possible synergies which could be created with the combination of the Company and Securitas' corporate and administrative staffs.

  On July 5, 2000, Mr. Edwardson, Mr. Lackey, Mr. Walker, Mr. Berglund and Mr. Winberg, discussed certain aspects of the valuation of the Company.

  On July 7, 2000, Mr. Edwardson and Mr. Walker spoke again by telephone regarding the general level of interest of Securitas' board of directors in the transaction, and to set up a schedule for due diligence and a timetable for negotiation of possible merger documents.

  On July 13, 2000, Mr. Lackey and Frederick W. London, Corporate Secretary of Pinkerton Holdings, Inc., met in Chicago to discuss the due diligence process.

  On July 17, 2000, Mr. Lackey met with Mr. London in Chicago, together with other representatives and advisors of the Company and Securitas, in order to commence the due diligence process. On July 18, 2000, Mr. Edwardson, Mr. Lackey, Mr. Walker, Mr. London, and Richard Ferens, Vice President Finance and Treasurer of Pinkerton Holdings, Inc., met with other representatives and advisors of Securitas and the Company. The parties also continued to speak about various transition issues and planning in the event a combination transaction were pursued. The due diligence process continued thereafter.

  At a meeting of the Board of Directors of the Company on July 17, 2000, there was a discussion of developments concerning Securitas.

  On July 24, 2000, the Company retained CSFB to undertake an analysis to enable it to render an opinion to the Board of Directors as to the fairness to the stockholders of the Company of the terms of a merger with Securitas.

  On July 26, 2000, Mr. Berglund, Mr. Winberg and Mr. Walker met with Mr. Edwardson and Mr. Lackey and other representatives and advisors of Securitas and the Company to discuss the results of the due diligence process and to continue their discussions relating to a possible transaction.

  From July 17 through August 3, 2000, representatives of Securitas and Company, together with their respective legal counsel, communicated by telephone to discuss and negotiate various aspects of the transaction. During this time, drafts of the Merger Agreement, the Stock Option Agreement and the Stockholders' Agreement were distributed, reviewed and discussed, and representatives of Securitas continued the due diligence investigation of the Company. During this due diligence process, the Plan Projections were disclosed to Securitas' representatives (see Section 8).

  On August 2, 2000, the Board of the Company held a meeting to consider the proposed acquisition. During this meeting, members of the Company's senior management, along with the Company's legal and financial advisors, reviewed with the Board the business and prospects of the Company, the proposed terms of the Merger Agreement and related documents and the Board's fiduciary duties. Additionally, CFSB presented its opinion as to the fairness of the consideration to be received in the Offer and the Merger. The members of the Board present at the meeting unanimously approved the Offer, the Merger, the Merger Agreement, the Stock Option Agreement, and the amendment to the Rights Agreement.

  On August 3, 2000, the Board of Directors of Securitas approved the transaction, and following the meeting, Securitas, Purchaser and the Company executed and delivered the Merger Agreement, and the parties thereto executed the Stockholders' Agreement, the Stock Option Agreement and the amendment to the Rights Agreement. The transaction was announced in Stockholm and in New York prior to the opening of trading in the Shares on the NYSE on August 3, 2000.

  On August 7, 2000, Purchaser commenced the Offer.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the issued and outstanding Shares not purchased pursuant to the Offer.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of Delaware Law. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  Merger Agreement. The following is a summary of certain portions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that without the prior written consent of the Company, Securitas shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer (other than to increase the Per Share Amount), (ii) decrease the number of Shares sought,
(iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer, (v) amend any one or more of the conditions listed in Section 14 to broaden the scope of such condition or conditions or otherwise in any manner adverse to holders of the Shares, or
(vi) amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Purchaser agrees that it will not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Section 14 shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Section 14 shall not have been satisfied or earlier waived, Securitas may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Securitas becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, however, that the expiration date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company. Securitas and Purchaser have also agreed that if all of the conditions to the Offer are not satisfied on any scheduled expiration date, then if all such conditions are reasonably capable of being satisfied prior to February 28, 2001, Purchaser will extend the Offer from time to time (each extension not to exceed ten (10) business days) until such conditions are satisfied or waived; provided, however, that Purchaser shall not be required to, and shall not without the consent of the Company, extend the Offer beyond February 28, 2001. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer, (ii) extend the expiration date of the Offer (as it may be extended) for up to ten (10) business days, if on such expiration date the conditions for the Offer set forth in Section 14 of this Offer to Purchase shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares on a fully diluted basis; provided, that if Purchaser elects to extend the expiration date of the Offer as set forth in this clause (ii), the obligation of Purchaser, and of Securitas to cause Purchaser, to accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in paragraph (a) of Section 14 of this Offer to Purchase, and (iii) provide for a subsequent offering period with respect to the Offer pursuant to Rule 14d-11; provided, however, that in any case specified above the expiration date of the Offer may not be extended beyond February 28, 2001 without the consent of the Company.

  Electing Securitas' Representatives to the Company's Board of Directors. The Merger Agreement provides that as Shares are purchased by Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Securitas shall be entitled to designate such number of directors of good repute, rounded up to the nearest whole number, on the Board of Directors as will give Securitas, subject to compliance with Section 14(f) of the Exchange Act representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Securitas or any affiliate of Securitas (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares issued and outstanding; provided that Securitas shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the Shares outstanding. At each such time, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Securitas, the board of directors of each of the Subsidiaries and (iii) if requested by Securitas, each committee of such board to include persons designated by Securitas constituting the same percentage of each such committee or board as Securitas' designees constitute on the Board of Directors. The Company shall, upon request by Securitas, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Securitas' designees to be elected to the Board of Directors in accordance with the terms of the Merger Agreement and shall use its best efforts to cause Securitas' designees to be so elected; provided, however, that, in the event that Securitas' designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in the Merger Agreement) (x) John A. Edwardson may continue to serve as a director of the Company and (y) the Board of Directors shall have at least three (3) Independent Directors (as defined in the Merger Agreement); provided further, that if at any time or from time to time fewer than three Independent Directors remain, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company nor designees, shareholders, affiliates or associates of Securitas so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least three (3). Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director for purposes of the Merger Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations described in this paragraph and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Securitas has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations described in this paragraph. Securitas will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in the Merger Agreement to the contrary, following the time directors designated by Securitas constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate on behalf of the Company the Merger Agreement or the Company Stock Option Agreement, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Securitas' or Purchaser's obligations thereunder or (iv) take any other action required to be taken by the Board of Directors thereunder.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and Delaware Law, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation (as described in the Merger Agreement).

  The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Effective Time (as described in the Merger Agreement) of each of the following conditions, (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer, (ii) the Merger and the Merger

Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware Law, (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced by any Governmental Entity (as defined in the Merger Agreement) that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger and (iv) any waiting period applicable to the Merger under the HSR Act shall have expired or have been terminated. The obligations of Securitas and Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional condition: the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.

  At the Effective Time (i) each of the Company Shares issued and outstanding immediately before the Effective Time (other than Shares held in the treasury of the Company and each such Share owned by Securitas or any direct or indirect wholly owned subsidiary of Securitas or of the Company immediately before the Effective Time or any such Shares which are held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with Delaware Law) shall be canceled and converted into the right to receive the Per Share Amount in cash paid pursuant to the Offer, without interest, upon the surrender of the certificate representing such Shares in accordance with the Merger Agreement and (ii) each share of common stock, $.01 par value, of Purchaser issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  Stockholders' Meeting. Pursuant to the Merger Agreement, following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with Delaware Law and the Company's Restated Certificate of Incorporation, as amended, and By-Laws to convene the Company Stockholders' Meeting (as defined in the Merger Agreement), if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in Delaware Law. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Securitas, advisable to secure any vote of stockholders required by Delaware Law to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Securitas shall acquire at least 90% of the outstanding Shares on a fully diluted basis, and provided that the conditions to the Merger shall have been satisfied or waived, the Company shall, at the request of Securitas, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with
Section 253 of Delaware Law. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders a proxy statement or information statement, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"). The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve the Merger Agreement and the Merger.

  Option Plans. Pursuant to the Merger Agreement, the Company will take all actions necessary to provide that, upon consummation of the Merger (i) each then outstanding option to purchase Shares (the "Options") granted under any of the Company's stock option plans referred to in the Merger Agreement, each as amended (collectively, the "Option Plans") and any and all other outstanding options, stock warrants, and stock rights granted pursuant to such Option Plans or otherwise, and in each case whether or not then exercisable or vested, shall be canceled and (ii) in consideration of such cancellation, the Company shall pay to each such holder of an Option an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The Company may elect at any time prior to the consummation of the Offer to have the foregoing actions take effect, with respect to some or all of the Options, upon consummation of the Offer, in which case the Company shall provide written notice of such action to Securitas. If the Company so elects and if, upon consummation of the Offer, Purchaser shall have acquired at least 50% of the outstanding Shares, Securitas shall as promptly as practicable following such consummation provide the Company with the funds necessary to satisfy (i) its obligations as described above, (ii) any severance plans or benefits or change in control or employment agreements between the Company and any of its employees, (iii) the Amended and Restated Credit Agreement dated as of June 30, 1998 among the Company, the Lenders listed therein, Canadian Imperial Bank of Commerce, as documentation agent, NationBank N.A. as syndication agent, and Bankers Trust Company, as administrative agent, as amended, and (iv) the Indenture dated as of March 24, 1997 between the Company and The Bank of New York, as trustee. The Company has represented in the Merger Agreement that all the Option Plans provide that the Company can take the actions to effect the foregoing without obtaining the consent of any holders of Options. Except as permitted under the Merger Agreement or as otherwise agreed to by Securitas and the Company, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

  Conduct of Business Pending the Merger. The Company has agreed in the Merger Agreement that from the date of the Merger Agreement to the Effective Time, except as expressly contemplated by the Merger Agreement or the schedules thereto, the Company shall, and shall cause each of the Subsidiaries, to (i) carry on its respective businesses in the ordinary course, (ii) use all reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable efforts to preserve its relationships with customers, suppliers and other Persons (as defined below) with which it has business dealings, (iv) use all reasonable efforts to comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) use all reasonable efforts to maintain in full force and effect all the Company Permits (as defined in the Merger Agreement) necessary for such business; provided, however, that the foregoing shall not prevent the Company from borrowing under its existing credit agreements to satisfy any of its obligations under the Merger Agreement with respect to outstanding Options. The Merger Agreement provides that, without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement or the schedules thereto, the Company shall not, and shall cause each of the Subsidiaries not to:

  (a) amend its Certificate of Incorporation or the By-Laws or similar organizational documents or, in the case of the Company, change the number of directors constituting its entire board of directors;

  (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any
      (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date of the Merger Agreement; or (iii) split, combine or reclassify any of its outstanding capital stock;

  (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except, with respect to both of clause (A) and
      (B) above, (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and (y) other purchases in the ordinary course of business consistent with past practice in an amount not involving in the aggregate, more than $5 million for acquisitions in the United States and Canada and $2 million for acquisitions outside the United States and Canada;

  (d) authorize or make any single capital expenditures in the aggregate in excess of $4 million;

  (e) except in the ordinary course of business, amend or terminate any Company Material Contract (as defined in the Merger Agreement), or waive, release or assign any material rights or claims thereunder;

  (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material property or material assets other than (i) excess or obsolete assets or (ii) in the ordinary course of business and consistent with past practice;

  (g) (i) except in accordance with the existing policies of the Company, enter into any employment or severance agreement with or, grant any severance or termination pay to any officer or director of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional corporate officers;

  (h) except as required to comply with the terms of the Merger Agreement or applicable law or as disclosed in any SEC Report (as defined in the Merger Agreement), (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any material benefit or award or amount payable under any Company Employee Benefit Plan (as defined in the Merger Agreement) or other arrangement for the current or future benefit or welfare of any director, officer, former employee or, other than in the ordinary course of business consistent with past practice, current employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) other than benefits accrued through August 3, 2000 and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Company Employee Benefit Plan, (D) other than bonuses earned through August 3, 2000 and other than in the ordinary course of business for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

  (i) (i) except in connection with any acquisition permitted pursuant to the Merger Agreement or to satisfy its obligations to holders of Options pursuant to the Merger Agreement, incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice);

  (j) change of the accounting methods used by it unless required by generally accepted accounting principles;

  (k) other than in the ordinary course of business consistent with past practice, make any material Tax (as defined in the Merger Agreement) election or settle or compromise any material Tax liability;

  (l) (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $1 million or
      (ii) pay, discharge or satisfy any other material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

  (m) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary (as defined in the Merger Agreement) is a party;

  (n) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Securitas, except in the ordinary course of business and consistent with past practice or in connection with replacing such policy with a policy providing comparable coverage;

  (o) take any action which, or omit to take any action, the omission of which, would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect in any material respect as of the date when made if such action had then been made, or would result in any of the conditions set forth in Section 14 of this Offer to Purchase or the conditions to the Merger not being satisfied; or

  (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  "Person" is defined in the Merger Agreement as an individual, corporation, partnership, association, trust or any unincorporated organization.

  Commitment of Securitas to Divest. Pursuant to the Merger Agreement, if it is necessary in order to terminate the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or otherwise to permit the Offer to be consummated, each of Securitas and Purchaser have agreed (i) to divest operations or assets of the Company or Securitas' U.S. operations up to but not in excess of $150 million (the "Divested Business"), (ii) to hold separate the Divested Business pending such divestiture, and (iii) to enter into a consent decree requiring it to divest the Divested Business, and to take such further action in connection therewith as may be necessary to enable the Offer to be consummated on or prior to February 28, 2001.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit or authorize any of the Subsidiaries or any officer, director, employee, agent or representative of the Company or any of the Subsidiaries (collectively, the "Company Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) except as permitted below, participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, nothing contained in the Merger Agreement shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, in a matter adverse to Securitas or Purchaser the approval or recommendation by the Board of Directors or any committee of the Merger Agreement or the Company Stock Option Agreement or the transactions contemplated thereby, including the Offer or the Merger, or Securitas' acquisition of Shares pursuant to the Stockholders' Agreement or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of the Merger Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted with respect to any Takeover Proposal, and it shall promptly request that each Person who has executed a confidentiality agreement in connection with such Person's consideration of a Takeover Proposal return all confidential information furnished to such Person by or on behalf of the Company. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated September 28, 1998 (the "Confidentiality Agreement") between the Company and Securitas (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal (as defined below); and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under applicable law.

  The Company has further agreed to promptly notify Securitas of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal. The Company has also agreed to promptly provide to Securitas any non-public information concerning the Company provided to any other Person which was not previously provided to Securitas. The Company has also agreed to keep Securitas fully informed of the status of any such Takeover Proposal.

  Except as set forth below, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Securitas or Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Merger Agreement or the Stock Option Agreement or the transactions contemplated thereby, including, the Offer or the Merger or Securitas' acquisition of Shares pursuant to the Stockholders' Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware Law, (C) at least five (5) business days shall have passed following written notice from the Company advising Securitas that the Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith during said five (5) business day period with Securitas to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms and (D) concurrently with taking such action the Company shall pay the Termination Fee (as defined below) and Expenses (as defined below) as provided in the Merger Agreement (whether or not the Merger Agreement shall be terminated); provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses.

  A "Superior Proposal" means an unsolicited bona fide written proposal by a Third Party (defined as any Person or group other than Securitas, Purchaser or any affiliate thereof) to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based in part on a written opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Board of Directors, is reasonably available and (iii) which, in the good faith judgment of the Board of Directors, is reasonably likely to be consummated without undue delay.

  A "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or substantially all of the assets of the Company or 25% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions.

  Indemnification and Insurance. Under the Merger Agreement, the Company has agreed, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, to indemnify and hold harmless, and after the Effective Time, Securitas and the Surviving Corporation have agreed for a period of six (6) years following the Effective Time, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date of the Merger Agreement (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated thereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or, after the Effective Time, Securitas and the Surviving Corporation shall pay as incurred the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company, Securitas and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor Securitas or the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company, Securitas or the Surviving Corporation shall be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two (2) or more of such Indemnified Parties have conflicting interests in the outcome of such action. Securitas and Purchaser agree that any claims for indemnification as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled. For six (6) years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance (which may be a part of Securitas' insurance policy) covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of the Merger Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to such per annum rate as of the date of the Merger Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Restated Certificate of Incorporation, as amended, and the By-Laws of the Company for a period of not less than six (6) years following the Effective Time. The provision listed in this paragraph shall survive the consummation of the Merger and any termination of the Merger Agreement. Notwithstanding any other provision under the Merger Agreement, the provisions listed in this paragraph are intended to be for the irrevocable benefit of and to grant third-party rights to Indemnified Parties whether or not parties to the Merger Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained above.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Securitas and Purchaser with respect to, among other things, its organization and qualification, capitalization, authority relative to the Merger Agreement and the Company Stock Option Agreement, potential conflicts, public filings, financial statements, the absence of any material adverse effect on the Company since January 1, 2000 (other than due to conditions affecting the economy or security markets generally, conditions affecting any of the primary industries in which the Company currently competes or the Merger Agreement or the transactions contemplated thereby or the announcement thereof), litigation, employee benefit plans, real property, intellectual property, insurance, environmental matters, material contracts, conduct of business, tax matters, labor relations, transactions with affiliates, offer documents and proxy statement, brokers, and the inapplicability of Section 203 of Delaware Law.

  Pursuant to the Merger Agreement, each of Securitas and Purchaser have, jointly and severally, made customary representations and warranties to the Company with respect to, among other things, its organization, authority relative to the Merger Agreement, potential conflicts, required consents, financing arrangements, and offer documents and proxy statement.

  Termination; Fees. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company: (a) by the mutual written consent of Securitas and the Company; (b) by either of Securitas or the Company if any Governmental Entity (as defined in the Merger Agreement) shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party to the Merger Agreement will use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company if (i) the Company has approved a Superior Proposal, provided the Company has complied with Section 5.2(b) of the Merger Agreement and that it makes simultaneous payment of the Expenses and the Termination Fee (each, as defined below); or (ii) Securitas or Purchaser shall have terminated the Offer or the Offer expires without Securitas or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement under this clause (ii) if the Company is in material breach of any covenant of the Merger Agreement; or
(iii) Securitas, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to seven (7) business days following the date of the initial public announcement of the Offer, provided that the Company may not terminate the Merger Agreement under this clause (iii) if the Company is in material breach of any covenant of the Merger Agreement; or (iv) Securitas or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten (10) business days following written notice thereof to Securitas from the Company and (y) the scheduled expiration of the Offer; or (v) the Offer shall not have expired or been terminated on or before February 28, 2001; provided that the Company may not terminate the Merger Agreement under this clause (v) if the Company is in material breach of any covenant of the Merger Agreement; or (d) by Securitas or Purchaser if (i) prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Securitas or Purchaser its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Stock Option Agreement or the Stockholders' Agreement or shall have approved a Takeover Proposal; provided, that neither Securitas nor Purchaser shall be entitled to terminate the Merger Agreement under this provision solely as a result of the Company or the Board of Directors taking action in accordance with Section 5.2(b) of the Merger Agreement or making such disclosure to the Company's stockholders, as is required under applicable law, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel; or (ii) Securitas or Purchaser shall have terminated the Offer without Securitas or Purchaser purchasing any Shares thereunder; provided that Securitas or Purchaser may not terminate the Merger Agreement under this provision if Securitas or Purchaser is in material breach of the Merger Agreement; or (iii) if due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions of the Offer set forth in
Section 14 of this offer to purchase, Securitas, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to seven (7) business days following the date of the initial public announcement of the Offer; or (iv) (A) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Securitas, Purchaser or their affiliates or any group of which any of them is a member shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of 25% or more of the Shares, or (B) the Board of Directors shall have taken any action to enable any Person other than Parent, Purchaser or their affiliates or any group of which any of them is a member to acquire beneficial ownership of 15% or more of the Shares; or (v) if the Company or any of the Company Representatives shall take any of the actions prohibited in clauses
(i) or (ii) of Section 5.2(a) of the Merger Agreement, or (vi) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured or has not been cured by the later of (x) ten (10) business days following written notice thereof to the Company from Securitas and (y) the scheduled expiration of the Offer; or (vii) the Offer shall not have expired or been terminated on or before February 28, 2001; provided that Securitas or Purchaser may not terminate the Merger Agreement under this provision if Securitas or Purchaser is in material breach of the Merger Agreement.

  In accordance with the Merger Agreement, in the event of termination of the Merger Agreement by either the Company or Securitas or Purchaser, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Securitas, Purchaser or the Company, other than as provided in Article VIII and Section 6.8 and Section 9.1 of the Merger Agreement. The exclusive remedy for any breach of any of the representations, warranties, covenants or agreements set forth in the Merger Agreement shall be termination of the Merger Agreement in accordance with
Section 8.1 thereof and, if so entitled pursuant to Section 8.2, receipt of the Termination Fee and Expenses. If (x) Securitas or Purchaser terminates the Merger Agreement pursuant to clause (d)(i), (d)(iv)(B) or (d)(v) of the preceding paragraph or (y) the Company terminates the Merger Agreement pursuant to clause (c)(i) of the preceding paragraph, then in each case, the Company shall pay, or cause to be paid to Securitas, at the time of termination, an amount equal to $10 million (the "Termination Fee") plus an amount equal to Securitas' and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Securitas or Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the fees and expenses of Securitas' counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Securitas' or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated thereby (the "Expenses"), provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses. In addition, if (i) the Merger Agreement is terminated by Securitas pursuant to clause (d)(ii), (d)(iv)(A) or (d)(vii) of the preceding paragraph or by the Company pursuant to clause (c)(ii) or (c)(v) of the preceding paragraph and
(ii) at the time of such termination, Securitas is not in material breach of the Merger Agreement and the Minimum Condition has not been satisfied, (iii) a Takeover Proposal is made prior to such termination and (iv) the Company shall thereafter, within twelve (12) months after a termination pursuant to any of such provisions, consummate an agreement with respect to a Takeover Proposal (for purposes of this clause, the term "Takeover Proposal" shall have the meaning assigned to such term in Section 5.2(a) of the Merger Agreement, except that the reference to "25%" therein shall be deemed to be a reference to "50%") that provides for the payment of consideration with a value of $21.50 or more per Share to be acquired, the Company shall pay the Termination Fee and the Expenses concurrently with entering into any such agreement; provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses.

  Stock Option Agreement. The following is a summary of certain portions of the Stock Option Agreement and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Stock Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As a condition and inducement to Securitas' entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Securitas and the Company entered into the Stock Option Agreement, pursuant to which, among another things, the Company has granted Securitas the irrevocable Company Option to purchase up to the number of Shares which represents 19.9% of all Company Common Shares which are issued and outstanding immediately prior to the exercise of the Option ("Option Shares") at a cash purchase price per Share of $21.50 (the "Purchase Price"). The Stock Option Agreement shall terminate, and the Company Option will expire, on the earliest of (i) the Effective Time; and (ii) thirty (30) days after (x) the Merger Agreement becomes terminable under circumstances which would entitle Securitas to receive the Termination Fee pursuant to the first sentence of Section 8.2(b) of the Merger Agreement or (y) Securitas becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

  The Company Option may be exercised prior to its termination if (i) the Merger Agreement becomes terminable under circumstances which would entitle Securitas to receive the Termination Fee pursuant to the first sentence of
Section 8.2(b) of the Merger Agreement, or (ii) Securitas becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

  In the event Securitas wishes to exercise the Company Option, Securitas shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date (subject to the HSR Act) not later than ten (10) business days and not earlier than three (3) business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to the Company Option and the purchase price per Share shall be appropriately adjusted to restore Securitas to its rights thereunder, including its right to purchase Shares representing 19.9% of the Shares issued and outstanding immediately prior to the exercise of the Company Option.

  If at any time Securitas is entitled to exercise the Company Option, Securitas may elect, in lieu of exercising the Company Option for Shares, to send a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than twenty (20) business days and not earlier than ten (10) business days following the date such notice is given on which date the Company shall pay to Securitas an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Securitas shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per Share paid or proposed to be paid by any person pursuant to a Takeover Proposal giving rise to an event described in
Section 2(d) of the Stock Option Agreement (the "Alternative Purchase Price") or (y) the average of the closing prices of the Shares on the NYSE Composite Tape for the five (5) trading days immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such property other than cash included in the Alternative Purchase Price. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five (5) trading days ending five (5) days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of Securitas' right to receive cash as described above, the obligations of the Company to deliver Shares pursuant to the Stock Option Agreement shall be terminated with respect to such number of Shares for which Securitas shall have elected to be paid the Spread. As used in the Stock Option Agreement, "person" has the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Notwithstanding anything else contained in the Stock Option Agreement, the Company shall not be required to comply with the foregoing provisions of Section 1(c) of the Stock Option Agreement if such compliance would be restricted by the terms of the Amended and Restated Credit Agreement dated as of June 30, 1998 among the Company, the Lenders listed therein, Canadian Imperial Bank of Commerce, as documentation agent, NationsBank, N.A., as syndication agent, and Bankers Trust Company, as administrative agent, as amended; provided that, at the request of Securitas, the Company will use its best efforts to request such lenders to waive such restrictions. Pending a determination from the lenders regarding a request from the Company for such a waiver, all of Securitas' rights under Section 1(c) of the Stock Option Agreement shall survive.

  Notwithstanding any other provision of the Stock Option Agreement, in no event shall Securitas' Total Profit (as defined below) exceed $18 million and, if it otherwise would exceed such amount, Securitas, at its sole election, shall either (a) reduce the number of Shares required to be delivered by the Company pursuant to the Stock Exercise Notice, (b) deliver to the Company for cancellation Shares previously purchased by Securitas, (c) reduce the cash payable to Securitas pursuant to the Cash Exercise Notice, (d) pay cash or other consideration to the Company or (e) undertake any combination thereof, so that Securitas' Total Profit shall not exceed $18 million after taking into account the foregoing actions.

  Notwithstanding any other provision of the Stock Option Agreement, the Company Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $18 million and, if exercise of the Company Option otherwise would exceed such amount, Securitas, at its discretion, may increase the purchase price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $18 million; provided, that nothing in this sentence shall restrict any exercise of the Company Option permitted hereby on any subsequent date at the purchase price set forth in Section 1(a) of the Stock Option Agreement.

  As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Securitas with respect to the Termination Fee, Expenses and pursuant to Section 1(c) of the Stock Option Agreement and (ii) (x) the net cash amounts received by Securitas from any sale of Shares (or any other securities into which such Shares are converted or exchanged) to any person unaffiliated with Securitas within one year after the Closing Date (as defined in the Stock Option Agreement), less (y) Securitas' purchase price for such Shares.

  As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Securitas may propose to exercise the Company Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that the Company Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Securitas and its affiliates as of such date, were sold for cash at the closing market price for the Shares on the NYSE Composite Tape on the preceding trading day (less customary brokerage commissions).

  In the Stock Option Agreement, the Company has granted to Securitas customary registration rights with respect to the Shares issuable upon exercise of the Option.

  Stockholders' Agreement. The following is a summary of certain portions of the Stockholders' Agreement and is qualified in its entirety by reference to the Stockholders' Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Stockholders' Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As a condition and inducement to Securitas and Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Securitas and Purchaser entered into the Stockholders' Agreement with fifteen (15) officers and directors of the Company (the "Stockholders") who beneficially own 906,396 Shares. Pursuant to the Stockholders' Agreement, the Stockholders have agreed to validly tender pursuant to the Offer all Shares owned by them, representing approximately 4.5% of the outstanding Shares, as well as any Shares acquired by them after the date of the Stockholders' Agreement, and not thereafter withdraw such tender.

  In addition, the Stockholders have agreed that, during the Term (as defined below), at any meeting of the Company's stockholders, however called, and in any action by written consent of the stockholders of the Company, each Stockholder shall vote his or her Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Restated Certificate of Incorporation or By-Laws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause
(ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly. For purposes of the Stockholders' Agreement, "Term" means the term from the date of the Stockholders' Agreement until the earliest to occur of (x) termination of the Stockholders' Agreement, (y) the expiration of the Stock Option (as defined below) with respect to such Stockholder's Shares and
(z) the closing of any exercise of such Stock Option.

  Under the Stockholders' Agreement, in order to induce Securitas and Purchaser to enter into the Merger Agreement, each Stockholder granted to Securitas or Purchaser, as Securitas may designate, an irrevocable option (each such option, a "Stock Option") to purchase all, but not in any part or less than all, of such Stockholder's Shares (in such context, the "Option Shares") at a purchase price per share equal to the higher of (i) the Per Share Amount and (ii) if the Offer is consummated, the highest price paid by Purchaser pursuant to the Offer (the "Exercise Price"). Each Stock Option may be exercised by the Optionee if (i) the Merger Agreement becomes terminable under circumstances that would entitle Securitas to receive the Termination Fee pursuant to the first sentence of Section 8.2(b) of the Merger Agreement,
(ii) the Offer is consummated but (due to failure by the Stockholder who has granted such Stock Option to tender validly and not withdraw) Purchaser has not accepted for payment or paid for all such Stockholder's Shares or (iii) Securitas becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

  Each Stock Option (i) shall become exercisable, in whole but not in part, on the date on which the first event referred to in the preceding paragraph shall occur and (ii) shall remain exercisable until the date which is thirty (30) days following the first such date on which such Stock Option becomes exercisable pursuant to clause (i) of this paragraph.

  Under the Stockholders' Agreement, in the event (i) a Stockholder's Shares are acquired by Securitas or any of its affiliates upon exercise of a Stock Option or pursuant to the Offer and (ii) within one (1) year of the date of such acquisition Securitas or any of its affiliates acquires 20% or more of the Shares from the Company's stockholders (whether by means of a new tender offer, open-market purchases, merger or otherwise), then such Stockholder shall be entitled to receive, in respect of each Share, the excess, if any, of the highest price paid by Securitas or any of its affiliates for the shares acquired as described in clause (ii) over the Exercise Price.

  Also, in the event the Stock Option is exercised and Securitas sells the Option Shares within one year of the date of such exercise, Securitas shall pay the Stockholders, in respect of each Option Share, an amount equal to the net proceeds received by Securitas in respect of such sale, less the sum of
(i) the Exercise Price plus (ii) any additional amounts paid pursuant to the preceding paragraph. In the event the Stock Option is exercised and Securitas sells the Option Shares after the first anniversary but before the second anniversary of such exercise, Securitas shall pay the Stockholders, in respect of each Option Share, an amount equal to 50% of the net proceeds received by Securitas in respect of such sale, less the sum of (i) the Exercise Price plus
(ii) any additional amounts paid pursuant to the preceding paragraph. Under the Stockholders' Agreement, the provisions of this paragraph shall be void and of no further force or effect if Securitas acquires 100% of the Shares pursuant to the Merger Agreement or otherwise.

  Each of the Stockholders has constituted and appointed Purchaser and Securitas, or any nominee of Purchaser and Securitas, with full power of substitution and resubstitution, at any time during the Term, as his or her true and lawful attorney and proxy (his or her "Proxy") for and in his or her name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering the Merger and the Merger Agreement, any Takeover Proposal and the transactions contemplated by the Merger Agreement (if permitted under the Company's Restated Certificate of Incorporation, as amended, or By-Laws) and to vote each of such Shares as his or her Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign his or her name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Section 1.1 of the Stockholders' Agreement.

  Except as contemplated by the Stockholders' Agreement and the Merger Agreement, each Stockholder has agreed during the Term not to (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholders' Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in the Stockholders' Agreement) on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his or her obligations thereunder or the transactions contemplated thereby or by the Merger Agreement; provided, that each Stockholder may at any time transfer any of such Stockholder's Shares to certain permitted transferees, so long as such permitted transferee agrees in writing to be bound by the terms and conditions of the Stockholders' Agreement. During the Term, each Stockholder has agreed not to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of the Stockholders' Agreement, each Stockholder has agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing.

  The Stockholders' Agreement provides that each Stockholder will promptly notify Securitas of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to any Takeover Proposal, and each Stockholder will immediately communicate to Securitas the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision discussed above to the contrary, if any Stockholder is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.2 of the Merger Agreement.

  The Stockholders' Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by each of the Stockholders as to due authorization, the absence of certain required consents, the absence of conflicts with trust agreements and other similar documents and title to his or her Shares. The Stockholders' Agreement will terminate and be of no force and effect (i) by written mutual consent of the parties or (ii) automatically and without any required action of the parties upon the Effective Time. No such termination of the Stockholders' Agreement shall relieve any party from any liability for any breach of the Stockholders' Agreement prior to termination. Securitas will indemnify each Stockholder against all claims, actions, suits, proceedings or investigations, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of the Stockholders' Agreement or the performance by such Stockholder of its obligations thereunder.

  Confidentiality Agreement. The following is a summary of certain portions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in
Section 8 of this Offer to Purchase.

  In order to allow Securitas and entities or individuals related to or associated with Securitas to evaluate the proposed transaction regarding the Company, the Company agreed to make available both directly and through its representatives to Securitas certain information about the properties and operations of the Company. Such information is referred to in the Confidentiality Agreement as "Proprietary Information". Proprietary Information does not include, information which a) is or becomes generally available to the public other than as a result of a disclosure by Securitas or its representatives; b) was available to Securitas on a nonconfidential basis prior to its disclosure by the Company or its representatives or (c) is disclosed to Securitas on a nonconfidential basis from a person other than the Company or its representatives who is not otherwise bound by a confidentiality agreement with the Company or any of its representatives, or is otherwise not under an obligation to the Company or any of its representatives not to transmit the information to Securitas.

  Securitas agreed, unless otherwise agreed to in writing by the Company, except as required by law, to (a) keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than those employed by Securitas or acting on its behalf who are actively and directly participating in the evaluation of the proposed transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the proposed transaction (including, without limitation, accountants, attorneys, or financial advisors) (its "Representatives") and to cause those persons to observe the terms of the Confidentiality Agreement, (b) not to use Proprietary Information for any purpose other than in connection with the evaluation of the proposed transaction or the consummation of the proposed transaction in a manner that the Company has approved and (c) not to disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the proposed transaction or who otherwise need to know for the purpose of evaluating the proposed transaction and, in the case of its Representatives, whom Securitas will cause to observe the terms of the Confidentiality Agreement) any information about the proposed transaction, or the terms or conditions or any other facts relating thereto.

12. Plans for the Company; Other Matters

  Plans for the Company. If, as and to the extent that Securitas acquires control of the Company, Securitas intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, capitalization, management or dividend policy.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Securitas intends promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Purchaser or any of its subsidiaries pursuant to the Offer, Securitas will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Securitas or any affiliate of Securitas bears to the number of Shares outstanding. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company immediately before the Effective Time of the Merger will be the initial directors and officers, respectively, of the Surviving Corporation, in each case until their successors are elected or appointed and qualified.

  Purchaser, Securitas or an affiliate of Purchaser or Securitas may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the Per Share Amount. Purchaser, Securitas and their respective affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Purchaser nor Securitas has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its Subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Board of Directors.

  Stockholder Approval. Under Delaware Law, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law, if required. In addition, the Company has represented that the affirmative vote of the holders of a majority of all Shares entitled to vote approving the Merger Agreement is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that no such vote shall be required if the Merger is subject to Section 253 of Delaware Law. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. In the event that Purchaser acquires in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, it would have the ability to effect the Merger without the affirmative votes of any other stockholders.

  Short-Form Merger. Section 253 of Delaware Law provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser and its subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of Delaware Law. In the Merger Agreement, the Company, Securitas and Purchaser have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the expiration date of the Offer (as it may be extended) for up to ten (10) business days, if on such expiration date the conditions for the Offer set forth in Section 14 of this Offer to Purchase shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares on a fully diluted basis. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser may seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold with respect to Shares, and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Per Share Amount. Purchaser presently intends to effect a short-form merger if permitted to do so under Delaware Law.

  Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of Delaware Law including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of Delaware Law, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise any appraisal rights available under Delaware Law. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware Law.

  Rule 13E-3. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

13. Dividends and Distributions

  The Merger Agreement provides that, until the Effective Time, except as expressly set forth in or contemplated by the Merger Agreement or the schedules thereto, the Company will not: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date of the Merger Agreement; or (iii) split, combine or reclassify any of its outstanding capital stock.

14. Conditions to the Offer

  Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and before the time of acceptance for payment of any such Shares, any of the following events shall occur and be continuing or conditions exists:

  (a) there shall be an injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, (ii) prohibits or restricts the ownership or operation by Securitas (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Securitas (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Securitas effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Securitas on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Securitas or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, the effect of which, the cases of clauses (iii) and (iv) above, is material to the business of all such entities taken as a whole, or

  (b) the Merger Agreement shall have been terminated by the Company or Securitas in accordance with its terms or any event shall have occurred which gives Securitas or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

  (c) there shall have occurred any event that, individually or when considered together with any other matter, has or has had a Material Adverse Effect (as defined below); provided that, for purposes of this clause (c), any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from the Merger Agreement or the transactions contemplated thereby or the announcement thereof shall not be taken into account in determining whether there has been a Material Adverse Effect; or

  (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to materiality or a Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination; provided that, for purposes of this clause (d), any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from the Merger Agreement or the transactions contemplated thereby or the announcement thereof shall not be taken into account in determining whether there has been a Material Adverse Effect; or

  (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

  (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (other than a shortening of trading hours or any coordinated trading halt for less than 24 hours triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden, (iii) any material limitation (whether or not mandatory) by a government or Governmental Entity, on the extension of credit by banks or other lending institutions in the United States or Sweden,
      (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or Sweden or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

  (g) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Securitas or Purchaser (whether or not included in an amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Stock Option Agreement or the Stockholders' Agreement or the transactions contemplated thereby, including the Offer or the Merger, (ii) shall have recommended a Takeover Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing; provided, that the foregoing shall not apply solely as a result of the Company or the Board of Directors making such disclosure to the Company's stockholders, as is required under applicable law, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel; or

  (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
      Act), other than Securitas, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares, or the Board of Directors shall have taken any action, including amending the Rights Agreement or waiving Section 203 of the Delaware Law, to enable any Person other than Securitas, Purchaser or their affiliates or any group of which any of them is a member to acquire beneficial ownership of 15% or more of the Shares.

  Under the Merger Agreement, the foregoing conditions are for the sole benefit of Securitas and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and, subject to the terms of the Merger Agreement, may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  For purposes of the Merger Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of the Company and the Subsidiaries taken as a whole.

15. Certain Legal Matters

  General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser, or Securitas is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, or, except as set forth above, of any approval or other action by any Governmental Entity that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval, or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes.

  A number of states have adopted takeover laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982 in Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger Agreement, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Pursuant to the requirements of the HSR Act, Securitas filed its Notification and Report Forms with respect to the Offer and Merger with the DOJ and the FTC on August 4, 2000. In addition, Securitas filed a second Notification and Report Form on August 4, 2000 with the DOJ and the FTC with respect to the 49% of voting securities of Lomis, Fargo & Co. which is owned by Purchaser will be deemed to have been indirectly acquired by virtue of the ownership of such voting securities by a subsidiary of the Company. As a result, the waiting period under the HSR Act with respect to the Offer is scheduled to expire at 11:59 p.m., New York City time, on August 19, 2000 (the fifteenth day after such filings were made), unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Securitas or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Securitas and the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Securitas. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction and since the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues, the parties may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14. Pursuant to the Merger Agreement, if it is necessary in order to terminate the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or otherwise to permit the Offer to be consummated, each of Securitas and Purchaser have agreed (i) to divest operations or assets of the Company or Securitas' U.S. operations up to but not in excess of $150 million (the "Divested Business"), (ii) to hold separate the Divested Business pending such divesture, and (iii) to enter into a consent decree requiring it to divest the Divested Business, and to take such further action in connection therewith as may be necessary to enable the Offer to be consummated on or prior to February 28, 2001.

  The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Securitas and the Company are engaged, Purchaser and Securitas believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws of the United States that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Foreign Regulation. The Company conducts business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. Securitas and Purchaser are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any foreign Governmental Entity has taken any action prior to the completion of the Offer that might have certain adverse effects, Securitas and Purchaser will not be obligated to accept for payment or pay for any Shares tendered.

  Section 721 of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as amended (also known, and defined herein, as the "Exon-Florio" provision) authorizes the President to "suspend or prohibit" any foreign acquisition, merger, or takeover of a U.S. corporation that is determined to "threaten the national security of the United States." Neither Securitas nor Purchaser believes there is any basis for a determination that the purchase of the Shares by Purchaser pursuant to the Offer and the consummation of the merger threatens national security. However, there can be no assurance that action will not be taken to suspend or prohibit the transaction under "Exon-Florio".

  Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Offer will be funded by an unsecured loan. Accordingly, the Margin Regulations will not apply to the funding of the Offer.

16. Fees and Expenses

  Purchaser and Securitas have retained MacKenzie Partners, Inc. to serve as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

  Except as set forth above, neither Purchaser nor Securitas will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser or Securitas for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. Miscellaneous

  Neither Purchaser nor Securitas is aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser or Securitas become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser or Securitas will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

  No person has been authorized to give any information or to make any representation on behalf of Purchaser or Securitas not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Purchaser and Securitas have filed with the SEC the Schedule TO pursuant to Rule 14d-1 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

                                          Securitas Acqusition Corporation

August 7, 2000

                                  SCHEDULE I

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                         OF PURCHASER AND SECURITAS AB

  1. SECURITAS ACQUISITION CORPORATION. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of Sweden and the business address of each such person is c/o Securitas Acquisition Corporation, Lindhagensplan 70, P.O. Box 12307 SE-102 28 Stockholm, Sweden. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Purchaser.

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----          --------------------------------------------------------
 Thomas F. Berglund... Mr. Berglund has been President and a member of the board of directors since August 2000. Mr. Berglund has
                       been President, Chief Executive Officer and a member of
                       the board of directors of Securitas AB since 1993.
                       (b.1952)

 Hakan Winberg........ Mr. Winberg has been Executive Vice President and Chief
                       Financial Officer and a member of the board of directors
                       since August 2000. Mr. Winberg has been Executive Vice
                       President of Securitas AB since 1995 and Chief Financial
                       Officer of Securitas AB since 1985. (b.1956)

 Don W. Walker........ Mr. Walker, an American citizen, has been Executive Vice
                       President and a member of the board of directors since
                       August 2000. Mr. Walker has been Country Manager USA for
                       Securitas AB since 1999, and is President of Pinkerton
                       Holdings, Inc. Prior to 1999, Mr. Walker was Executive
                       Vice President of Pinkerton's, Inc. (b.1941)

 Mats Walstrom........ Mr. Walstrom has been a member of the board of directors since August 2000. Mr. Walstrom has been Executive Vice
                       President of Securitas AB since August 2000. (b.1954)

 Frederick W. London.. Mr. London, an American citizen, has been Secretary since August 2000. Mr. London was Vice President and
                       Deputy General Counsel of Pinkerton's Inc. from 1998 to
                       1999 and was a partner at the law firm of Gould & Wilkie from 1995 to 1998. Mr. London has been a partner at the law firm of Dunnington, Bartholow & Miller since 1999.
                       (b.1952)


  2. SECURITAS AB. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Securitas AB. Unless otherwise indicated, each such person is a citizen of Sweden and the business address of each such person is c/o Securitas AB, Lindhagensplan 70, P.O. Box 12307 SE-102 28 Stockholm, Sweden. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Securitas AB.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----         ---------------------------------------------------------
 Thomas F. Berglund.. Mr. Berglund has been President, Chief Executive Officer and a member of the board of directors since 1993.
                      (b.1952)

 Amund Skarholt...... Mr. Skarholt, a Norwegian citizen, has been Executive
                      Vice President since 1994. He held the position of
                      Country Manager at Securitas A/S from 1991 to 1994.
                      (b.1948)

 Hakan Winberg....... Mr. Winberg has been Executive Vice President since 1995 and Chief Financial Officer since 1985. (b.1956)

 Mats Walstrom....... Mr. Walstrom has been Executive Vice President since
                      August 2000. Mr. Walstrom was Executive Vice President of
                      Gambro AB and Chief Executive Officer and President of
                      Gambro Healthcare Inc. from 1993 to February 2000.
                      (b.1954)

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            ----             --------------------------------------------------
 Juan Vallejo............... Mr. Vallejo is Executive Vice President and has
                             been employed by Securitas AB since 1990. (b.1957)

 Tore K. Nilsen............. Mr. Nilsen is Executive Vice President and has
                             been employed with Securitas AB since 1988.
                             (b.1956)

 Gustaf A.S. Douglas........ Mr. Douglas has been a member of the board of directors since 1985 and Vice Chairman since 1993.
                             From 1985 to 1992, he was Chairman. He is also
                             Chairman of the board of directors of Investment
                             AB Latour, SakI AB, Fagerhult AB and Stockholm
                             Chamber of Commerce, Vice Chairman of the board of
                             directors of Swedish Television, and a board
                             member of Pharmacia & UpJohn Inc., Assa Abloy AB
                             and Munksjo AB. He has served as a board member of
                             Skanska AB, Hasselfors AB, HQ and Oresund AB. His
                             business address is Forvaltnings AB Wasatornet,
                             P.O. Box 7031, 10386 Stockholm, Sweden. (b. 1938)

 Philippe Foriel-Destezet... Mr. Destezet has been a member of the board of directors since 1998. Additionally, he has been the Chairman of the board of directors of Nescofin
                             UK Ltd since 1998. Mr. Destezet is a French citizen with UK residence, and his business address is 29 Rutland Gate, London SW71PD, U.K.
                             (b. 1935)

 B. Anders Frick............ Mr. Frick has been a member of the board of directors since 1985. He is also a board member of
                             Expanda AB, Fagerhult AB, Getinge Industrier AB,
                             Humkgarden Fastigheter AB, Lifco AB, Nordbanken,
                             Sweco AB and ProstaLund AB. He has served as the
                             President and CEO of Arjo AB from 1985 to 1994.
                             His business address is Chemin de Montlellaz, F-
                             74290 Veyrier du Lac, France. (b. 1945)

 Rune Lindblad.............. Mr. Lindblad has been a member of the board of directors since 1995. He is also a service
                             technician with Securitas Larm AB, a member of the
                             Swedish Electricians' Union. His business address
                             is Lindhagensplan 70, Stockholm, Sweden. (b. 1947)

 R. L. Berthold Lindqvist... Mr. Lindqvist has been a member of the board of directors since 1994. He is also Chairman of the board of directors of Munters AB, and a board member of Trelleborg AB, Pharmacia & Upjohn Inc.
                             AB, PLM AB, Gambro AB, AB Bure, Modo Paper AB,
                             NovoteK AB and Probi AB. He served as President and CEO of Gambro AB from 1984 to 1998. His business address is Gamlegardsvagen 50, 21620
                             Malmo, Sweden. (b. 1938)

 C. Fredrik O. Palmstierna.. Mr. Palmstierna has been a member of the board of directors since 1992. From 1985 to 1992, he was deputy member of the board of directors. He is also Chairman of the board of directors of Svenska
                             Tempus AB, and a board member of BPA, Fagerhult
                             AB, Investment AB Latour, Almedahls, and
                             Hultafors. He is a board member of Hagstromer &
                             Qviberg. He is also President of SakI AB. His business address is SakI AB, P.O. Box 7158, 10388
                             Stockholm, Sweden. (b. 1946)

 Melker Y. G. Schorling..... Mr. Schorling has been Chairman of the board of directors since 1993. From 1987 to 1992, he was
                             President and CEO. He is Vice Chairman of Assa
                             Abloy AB, and a board member of Cardo AB, Hennes &
                             Mauritz AB and the Federation of Swedish
                             Industries. From 1993 to 1997, he was President
                             and CEO of Skanska AB and Chairman and Vice
                             Chairman of Scancem AB. Mr. Schorling also has
                             served as Chairman of Skanska AB from 1997 to 1998
                             and JM Byggands & Fastighets AB from 1993 to 1998.
                             (b. 1947)

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----         ---------------------------------------------------------
 Carl F. W. Douglas.. Mr. Douglas has been a deputy member of the board of directors since 1992. He is currently an Analyst for the
                      Swedish Ministry of Defense. He is also a board member of
                      SakI AB, PM-Luft AB and Specma AB. His business address
                      is Rydboholm,
                      S-18494 Akersberga, Sweden. (b. 1965)

 Bjorn Magne Drewa... Mr. Drewa has been a Field Engineer with Securitas
                      Bevakning AB, since 1979 and a deputy member of the board of directors since 1996. His business address is Securitas Bevakning AB, P.O. Box 12516, 10229 Stockholm,
                      Sweden. (b. 1946)

 Thomas Lind......... Mr. Lind is local chairman of Securitas Region Stockholm and a member of the board of directors since 2000. He is
                      also Employee Representative for the Swedish Transport
                      Workers' Union. (b. 1966)

 Magnus Thelander.... Mr. Thelander is Team Leader of Securitas Bevakning AB in
                      Malmo and a member of the board of directors. He has been
                      deputy director of Securitas AB since 2000. (b. 1968)

                               INDEX TO EXHIBITS

                                                                 Sequential
 Exhibit                                                          Page No.
 -------                                                         ----------
 (a)(1)  Offer to Purchase, dated August 7, 2000

 (a)(2)  Letter of Transmittal.

 (a)(3)  Notice of Guaranteed Delivery.

 (a)(4)  Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.

 (a)(5)  Letter to Clients for use by Brokers, Dealers,
          Commercial Banks, Trust Companies and Other
          Nominees.

 (a)(6)  Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.

 (a)(7)  Press Release of Securitas, dated August 3, 2000.

 (a)(8)  Summary Advertisement.

 (b)     Revolving Credit Facility Summary Terms and
          Conditions, dated as of August 2, 2000, between Securitas, Deutsche Bank AG, and Deutsche Bank
          Luxembourg S.A.

 (c)     Not Applicable.

 (d)(1)  Agreement and Plan of Merger, dated as of August 3,
          2000, by and between the Company, Securitas and Purchaser.

 (d)(2) Stockholders' Agreement, dated as of August 3, 2000, by and between Purchaser and certain stockholders of the Company.

 (d)(3) Stock Option Agreement, dated as of August 3, 2000, by and between Securitas and the Company.

 (d)(4) Confidentiality Agreement, dated September 28, 1998, by and between Securitas and the Company.

 (e)     None.

 (f)     Not Applicable.

 (g)     None.

 (h)     Not Applicable.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       THE DEPOSITARY FOR THE OFFER IS:

                             THE BANK OF NEW YORK

                         Call Toll Free (800) 507-9357

By Mail:                     By Facsimile:              By Hand or Overnight
                                                        Delivery:



Tender & Exchange Department Facsimile Transmission
P.O. Box 11248                                          Tender & Exchange
                                                        Department
                             (for Eligible Institutions Only)
Church Street Station        (212) 815-6213
New York, NY 10286-1248      For Confirmation Phone:    101 Barclay Street
                             (212) 815-6156             Receive and Deliver
                                                        Window
                                                        New York, NY 10286

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll Free (800) 322-2885